Exhibit 5.2

[HAYNES AND BOONE, LLP LETTERHEAD]

February 27, 2017

Enbridge Inc.

200, 425 1st Street S.W.

Calgary, Alberta, Canada T2P 3L8

Ladies and Gentlemen:

We have acted as special counsel for Enbridge Inc., a Canadian corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”) of a registration statement on Form S-8 (the “Registration Statement”) by the Company relating to the registration of (i) 15,300,000 common shares, without par value, of the Company (the “Common Shares”), and (ii) $75,000,000 of Deferred Compensation Obligations payable in Common Shares, without par value (the “Deferred Compensation Obligations”), that may be issued in accordance with the terms of the Spectra Energy Corp Executive Savings Plan and the Spectra Energy Corp Directors’ Saving Plan, each as amended (each a “Plan,” and together, the “Plans”). We have not been requested to opine, nor are we opining in any respect, on the Common Shares issuable under the Registration Statement, or with respect to the Spectra Energy Corp 2007 Long-Term Incentive Plan, the Spectra Energy Retirement Savings Plan or any securities or interests issuable in connection therewith covered by the Registration Statement. Our opinion is limited solely to, and only with regards to, the Deferred Compensation Obligations under the Plans as set forth herein.

For purposes of the opinion we express below, we have examined originals, or copies certified or otherwise identified, of (i) the Articles of Continuance, Articles of Arrangement, and bylaws, each as amended to date, of the Company (“Governing Documents”); (ii) the Registration Statement and certain exhibits filed therewith or incorporated by reference therein deemed relevant to our review; (iii) the Plans; (iv) that certain Agreement and Plan of Merger, dated September 5, 2016 between Spectra Energy Corp, the Company and Sand Merger Sub, Inc.; (v) a certificate dated February 27, 2017 executed by the Vice President and Corporate Secretary of the Company certifying as to certain resolutions adopted by the Board of Directors of the Company relating to the Plans and the Company’s assumption of the obligations of Spectra Energy Corp under the Plans; (vi) a certificate dated February 27, 2017 executed by the Vice President and Corporate Secretary of the Company certifying the Governing Documents and Plans; and (vii) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinion hereafter expressed. As to any facts material to our opinion, we have made no independent investigation or verification of such facts and have relied, to the extent we deem such reliance proper, upon certificates of representatives of the Company.

As to questions of fact material to the opinion expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company. In addition, we have assumed the valid assumption by the Company of the sponsorship of the Plans and the awards and obligations thereunder in accordance with the terms of the Merger Agreement, and that all Deferred Compensation Obligations will be settled in accordance with the terms of the respective Plans.

In making the foregoing examination, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, and (vi) that all information contained in all of the documents reviewed by us is true, accurate and complete.

We have also assumed that the Company has been duly organized and is in existence and in good standing in its jurisdiction of organization.

Enbridge Inc.

February 27, 2016

Based on the foregoing, and subject to the limitations, assumptions, qualifications and exceptions set forth herein, giving effect to the completion of the transactions contemplated by the Agreement and the Plan of Merger and the effective assumption by the Company of the obligations of Spectra Energy Corp under the Plans, we are of the opinion that when issued in accordance with the terms of the Plans, the Deferred Compensation Obligations will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

This opinion is subject to the following qualifications, limitations and exceptions:

(a) The opinion is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, and (ii) general principles of equity or fiduciary considerations and public policy considerations, including that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) We do not express any opinion as to whether the Plans are in compliance with applicable provisions of the Employee Retirement Security Act of 1974, as amended (“ERISA”), or as to any matter relating to ERISA or the rules and regulations thereunder.

The opinion expressed herein is limited to the federal laws of the United States of America (except with respect to ERISA matters as expressed above), and the laws of the State of Texas, in each case as in effect on the date hereof. We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules), other than the federal laws of United States of America (except as expressed above) and the laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP Haynes and Boone, LLP

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